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
----------------                               U.S. SECURITIES AND EXCHANGE COMMISSION
|F  O  R  M   4|                                       WASHINGTON, D.C. 20549
----------------
[ ] Check this box if no longer             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    subject to Section 16.  Form 4
    or Form 5 obligations may
    continue.  See Instruction 1(b).

                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                               Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                      Section 30(f) of the Investment Company Act of 1940
   (Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person  |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Persons to  |
|                                        |                                                |  Issuer (Check all applicable)         |
|                                        |                                                |                                        |
|     Meyer         S.       Lewis       |           Lipid Sciences, Inc. (LIPD)          | X  Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|    (Last)      (First)    (Middle)     |3.IRS or Identification|4.Statement for Month/  |    Officer               Other         |
|                                        |  Number of Reporting  |  Year                  |---(give title below) ---(specify below)|
|                                        |  Person,              |                        |                                        |
|                                        |  (Voluntary)          |                        |                                        |
|         5232 Springridge Way           |                       |      August 2002       |                                        |
|----------------------------------------|                       |------------------------|----------------------------------------|
|                (Street)                |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|                                        |                       |        08/02           | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
|  Fairfield,     California   94585     |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|  (City)         (State)     (Zip)                                                                                                |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned    |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security     |2.Transac-  |3.Trans-     |4.Securities Acquired (A) or     |5.Amount of     |6.Owner-    |7.Nature of   |
|  (Instr. 3)            |  tion Date |  action     |  Disposed of (D)                |  Securities    |  ship Form:|  Indirect    |
|                        |(Month/Day/ |  Code       |  (Instr. 3, 4 and 5)            |  Beneficially  |  Direct (D)|  Beneficial  |
|                        | Year)      |  (Instr. 8) |                                 |  Owned at End  |  or        |  Ownership   |
|                        |            |-------------|---------------------------------|  of Month      |  Indirect  |  (Instr.4)   |
|                        |            |      |      |    Amount   |(A) or |           |  (Instr. 3 & 4)|  (I)       |              |
|                        |            | Code |  V   |(See Note 1) |(D)    |   Price   |                |  (Instr. 4)|              |
|------------------------|------------|-------------|-------------|-------|-----------|----------------|------------|--------------|
|                        |            |      |      |             |       |           |                |            |              |
| Common Stock           | 08/05/02   |  P   |      |   80,000    |   A   |$4.04/share|     80,000     |     D      |              |
------------------------------------------------------------------------------------------------------------------------------------



Reminder: Report on a separate line for each class of securities owned directly or indirectly.

                                                                                                                (Over)
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
FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.Trans-|4.Trans- |5.Number of        |6.Date           |7.Title and      |8.Price of|9.Number|10.   |11.Nat-|
|Derivative|sion or  | action |  action |  Derivative       | Exercisable     | Amount          |Derivative|of      |Owner-|ure of |
|Security  |Exercise | Date   |  Code   |  Securities       | and             | of              |Security  |Deriv-  |ship  |Indi-  |
|(Instr. 3)|Price of |(Month/ |(Instr.8)|  Acquired (A) or  | Expiration      | Underlying      |(Instr. 5)|ative   |Form  |rect   |
|          |Deriva-  | Day/   |         |  Disposed of (D)  | Date            | Securities      |          |Securi- |of    |Bene-  |
|          |tive     | Year)  |         |  (Instr. 3, 4 and | (Month/Day/     | (Instr.         |          |ties    |Deriv-|ficial |
|          |Security |        |         |  5)               |    Year)        | 3 and 4)        |          |Bene-   |ative |Owner- |
|          |         |        |         |                   |                 |                 |          |ficially|Secu- |ship   |
|          |         |        |         |                   |                 |                 |          |Owned at|rity: |(Instr.|
|          |         |        |         |                   |                 |                 |          |End of  |Direct|4)     |
|          |         |        |         |                   |                 |                 |          |Month   |(D) or|       |
|          |         |        |         |                   |                 |                 |          |(Instr. |In-   |       |
|          |         |        |         |                   |                 |                 |          |4)      |direct|       |
|          |         |        |         |                   |-----------------|-----------------|          |        |(I)   |       |
|          |         |        |         |                   |Date    |Expir-  |       |Amount or|          |        |(In-  |       |
|          |         |        |---------|-------------------|Exer-   |ation   |       |Number of|          |        |str.  |       |
|          |         |        |     |   |         |         |cisable |Date    | Title |Shares   |          |        |4)    |       |
|----------|---------|--------|-----|---|---------|---------|--------|--------|-------|---------|----------|--------|------|-------|
|          |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
|          |         |        |     |   |         |         |        |        |       |         |          |        |      |       |
-----------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

                                                                                Lipid Sciences, Inc.


** Intentional misstatements or omissions of facts constitute Federal           By:    /s/ S. Lewis Meyer             8/3/02
   Criminal Violations.                                                            ---------------------------    -----------------
                                                                                   Name:   S. Lewis Meyer               Date
                                                                                   Title:  Director
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.


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